Exhibit 4.15

AMENDED AND RESTATED
SECURITY AGREEMENT

This AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”), dated as of March 9, 2012, is entered into between AMERICA’S CAR-MART, INC., a Texas corporation (“Parent” or “Grantor”) and BANK OF AMERICA, N.A., in its capacity as agent for Lenders (as hereinafter defined) (in such capacity, “Agent”), on the other hand, in light of the following facts:

R E C I T A L S:

WHEREAS, pursuant to that certain Amended and Restated Loan and Security Agreement dated as of even date herewith (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), by and among Parent, Colonial Auto Finance, Inc., an Arkansas corporation (“Colonial”), America’s Car Mart, Inc., an Arkansas corporation (“ACM”), Texas Car-Mart, Inc., a Texas corporation (“TCM”; together with ACM and Colonial, sometimes individually referred to herein as “Borrower” and collectively as “Borrowers”), the financial institutions from time to time party thereto as lenders (collectively, “Lenders”), and Agent, as agent for the Lenders have agreed to provide certain financial accommodations to Borrowers;

WHEREAS, in order to induce Agent and Lenders to enter into the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement) and to provide certain financial accommodations to Borrowers as provided for in the Loan Agreement, Grantor has agreed to guaranty the Obligations (as defined in the Loan Agreement) pursuant to an Amended and Restated Continuing Guaranty dated as of even date herewith (as from time to time amended, restated, supplemented or otherwise modified, the “Guaranty”) and have also agreed to grant a continuing Lien (as hereinafter defined) on the Collateral (as hereinafter defined) to secure its obligations under the Guaranty;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

1. DEFINED TERMS.  The following terms shall have the following respective meanings:

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Certificate of Title:  the certificate of title or other evidence of ownership of any Vehicle issued by the appropriate Division of Motor Vehicles or its counterpart in the jurisdiction in which the Contract Debtor resides.

Collateral: has the meaning set forth in Section 2.

Contracts:  all of Grantor’s now owned and hereafter acquired loan agreements, accounts, installment sale contracts, Instruments, notes, documents, chattel paper, and all other forms of obligations owing to Grantor, including Vehicle Contracts, and any collateral for any of the foregoing, including all rights under any and all Contract Security Documents and Vehicles or other merchandise returned to or repossessed by Grantor.

Contract Debtor:  each Person who is obligated to a Grantor to perform any duty under or to make any payment pursuant to the terms of a Vehicle Contract.

Contract Security Documents:  all security agreements, chattel mortgages, deeds of trust, mortgages, or other security instruments, guaranties, sureties, and agreements of every type and nature (including Certificates of Title) securing the obligations of Contract Debtors under Contracts.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Indemnitees: Agent Indemnitees, Lender Indemnitees, and Issuing Bank Indemnitees.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Issuing Bank Indemnitees: Issuing Bank (as defined in the Loan Agreement) and its officers, directors, employees, Affiliates, agents and attorneys.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Licensor: any Person from whom a Grantor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Property:  any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Secured Obligations: all indebtedness, liabilities and other obligations of Grantor arising under the Guaranty, whether for principal, interest, reasonable fees, or reasonable out-of-pocket expenses or otherwise, and all obligations of Grantor now or hereafter existing under this Agreement.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Vehicle:  any new or used, two-axeled, automobile or light-duty truck, together with all accessions, parts and equipment sold or financed in connection therewith.

Vehicle Contract:  all Instruments, notes, documents, chattel paper, accounts, installment sale contracts and other payment obligations which arise from or relate to an installment sale of a Vehicle.

All other capitalized terms used but not otherwise defined herein have the meanings given to them in the Loan Agreement.  All other undefined terms contained in this Agreement, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein, including: “Account,” “Inventory,” “Chattel Paper,”

“Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”.

2. GRANT OF LIEN.  As security for all Secured Obligations, Grantor hereby grants to the Agent, for the benefit of the Agent and the Secured Parties (as defined in the Loan Agreement), a continuing security interest in, Lien on, assignment of and right of set-off against, Grantor’s right, title, and interest in and to all of the following Property and assets of the Grantor, whether now owned or existing or hereafter acquired or arising, regardless of where located:

(a) all Accounts;

(b) all Contracts;

(c) all Chattel Paper, including electronic chattel paper;

(d) all Commercial Tort Claims;

(e) all Deposit Accounts;

(f) all Documents;

(g) all General Intangibles, including Intellectual Property;

(h) all Goods, including Inventory, Equipment and fixtures;

(i) all Instruments;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all Supporting Obligations;

(m) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender;

(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

3. PERFECTION AND PROTECTION OF SECURITY INTEREST.

(a) Grantor shall, at its expense, perform all steps requested by the Agent at any time to perfect, maintain, protect, and enforce the Agent’s Liens, including:  (i) executing, delivering and/or filing and recording of the any agreements and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Agent; and (ii) delivering to the Agent the originals of all Contracts, Instruments, Documents, and tangible Chattel Paper, and all other Collateral in Grantor’s possession of which the Agent determines it should have physical possession in order to perfect or protect the Agent’s Lien therein, duly pledged, endorsed, or assigned to the Agent without restriction.

(b) Grantor shall hold all Collateral consisting of negotiable Documents, certificated securities (accompanied by stock papers executed in blank), Chattel Paper, Contracts and Instruments as a custodian for the benefit of Agent.

(c) Upon request by Agent, Grantor shall obtain or use its best efforts to obtain Lien Waivers with respect to the Collateral.

(d) Grantor shall obtain authenticated control agreements from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for Grantor.

(e) Grantor shall take all steps necessary to grant the Agent control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in the Uniform Electronic Transactions Act.

(f) Promptly upon request, Grantor shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Grantor authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of Grantor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date (as defined in the Loan Agreement) to effect or perfect its Lien on any Collateral.

(g) Grantor shall promptly notify Agent in writing if Grantor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to confer upon Agent (for the benefit of the Lenders) a duly perfected, first priority Lien upon such claim.

(h) So long as the Guaranty is in effect and until all Secured Obligations have been fully satisfied, the Agent’s Liens shall continue in full force and effect in all Collateral.

(i) No Grantor shall merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations into a Borrower; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

4. LOCATION OF COLLATERAL.

(a) Grantor represents and warrants to the Agent and the Lenders that Schedule 4 is a correct and complete list of the location of Grantor’s chief executive office, the location of its books and records, the locations of the Collateral, and the locations of all of its other places of business; and

(b) Grantor covenants and agrees that it:

(i) shall at all times keep the Collateral at its business locations set forth in Schedule 4, except that Grantor may move Collateral to another location in the United States, upon 30 days prior written notice to Agent;

(ii) will not otherwise change or add to any of such locations; or

(iii) will not change the location of its chief executive office from the location identified in Schedule 4, unless it gives the Agent at least 30 days’ prior written notice thereof.

5. CORPORATE NAMES; JURISDICTION OF ORGANIZATION.  Grantor represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that: (a) Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) Grantor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined in the Loan Agreement); and (c) during the 5 years preceding the Closing Date, no Grantor has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person.

6. TITLE TO, LIENS ON, AND SALE AND USE OF COLLATERAL.  Grantor represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that: (a) Grantor has good and marketable title to (or valid leasehold interests in) all of its Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens (as defined in the Loan Agreement) and minor defects in title to its real estate that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purpose.  Grantor has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

7. ACCESS AND EXAMINATION.  Subject to the limitations set forth in the Loan Agreement, the Agent may at all reasonable times during regular business hours have access to, examine, make extracts from or copies of and inspect any or all of Grantor’s records, files, and books of account and the Collateral, and discuss Grantor’s affairs with Grantor’s officers and management.  Grantor will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for Grantor.  The Agent may, without expense to the Agent, use such of the Grantor’s respective personnel, supplies, and real estate as may be reasonably necessary for maintaining or enforcing the Agent’s Liens.  The Agent shall have the right, at any time, in the Agent’s name or in the name of a nominee of the Agent, to verify the validity, amount or any other matter relating to the Contracts, Accounts, Inventory, or other Collateral, by mail, telephone, or otherwise.

8. ACCOUNTS.  Grantor hereby represents and warrants to the Agent and the Lenders, with respect to Grantor’s Contracts and Accounts, that each existing Contract and Account represents, and each future Contract and Account will represent, a bona fide sale or lease and delivery of goods by Grantor, or rendition of services by Grantor, in the ordinary course of Grantor’s business.

9. COLLECTION OF ACCOUNTS; PAYMENTS.

(a) The Grantor shall make collection of all Contracts, Accounts and other Collateral for the Agent, shall receive all payments as the Agent’s trustee, and shall immediately deliver all payments in their original form duly endorsed in blank into a Dominion Account.  The Agent or the Agent’s designee may, at any time after the occurrence of an Event of Default, notify Contract Debtors that the Contracts have been assigned to the Agent and of the Agent’s Lien therein, and may collect them directly and charge the collection costs and expenses to the Loan Account as a Revolving Loan.

(b) If sales of Grantor’s Inventory are made or services are rendered for cash, the Grantor shall immediately deposit into a Dominion Account the cash which Grantor receives.

(c) All payments including immediately available funds received by the Agent at a bank account designated by it, will be the Agent’s sole property for its benefit and the benefit of the Lenders.

10. INVENTORY.  Grantor represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Inventory owned by Grantor is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of Grantor’s business, and is and will be fit for such purposes.  Grantor will keep its Inventory in good and marketable condition, except for damaged or defective goods arising in the ordinary course of Grantor’s business.

11. EQUIPMENT.  Grantor represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Equipment owned by Grantor is and will be used or held for use in Grantor’s business, and is and will be fit for such purposes.  Grantor shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof.  No Grantor will, without the Agent’s prior written consent, alter or remove any identifying symbol or number on any of Grantor’s Equipment constituting Collateral.

12. DOCUMENTS, INSTRUMENTS, AND CHATTEL PAPER.  Grantor represents and warrants to the Agent and the Lenders that (a) all Documents, Instruments, Contracts and Chattel Paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine, and (b) all goods evidenced by such Documents, Instruments, Contracts Letter of Credit Rights and Chattel Paper are and will be owned by Grantor, free and clear of all Liens other than Permitted Liens.  If Grantor retains possession of any Chattel Paper or Instruments with Agent’s consent, such Chattel Paper and Instruments shall be marked with the following legend:  “This instrument is subject to a first lien security interest in favor of Bank of America, N.A., as agent, and may not be further assigned”.

13. RIGHT TO CURE.  The Agent may, in its discretion, pay any amount or do any act required of Grantor hereunder in order to preserve, protect, maintain or enforce the Secured Obligations, the Collateral or the Agent’s Liens therein, and which Grantor fails to pay or do, including payment of any judgment against Grantor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other Lien upon or with respect to the Collateral.  Any payment made or other action taken by the Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

14. POWER OF ATTORNEY.  Grantor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as Grantor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Agent, or Agent’s designee, may, without notice and in either its or a Grantor’s name, but at the cost and expense of Grantor:

(a) Endorse a Grantor’s name on any payment item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any account debtors of the assignment of their Contracts or Accounts, demand and enforce payments on Contracts or Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Contracts and Accounts; (ii) settle, adjust, modify, compromise, discharge or release any claims with respect to amounts due on Contracts, Accounts or other Collateral, or any legal proceedings brought to collect on Contracts, Accounts or other Collateral; (iii) sell or assign any Contracts, Account and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign a Grantor’s name to a proof of claim or other document in a bankruptcy of a account debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Grantor, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Contrast, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Contract, Account, Inventory or other Collateral; (viii) use a Grantor’s stationery and sign its name to verifications of Contracts, Accounts and notices to account debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which a Grantor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill Grantor’s obligations hereunder or under the Guaranty.

15. THE AGENT’S AND LENDERS’ RIGHTS, DUTIES AND LIABILITIES.

(a) Grantor assumes all responsibility and liability arising from or relating to the use, sale, license or other disposition of the Collateral.  The Secured Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release Grantor from any of the Secured Obligations.  Following the occurrence and during the continuation of an Event of Default, the Agent may (but shall not be required to),  without notice to or consent from Grantor, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of Grantor for the Secured Obligations or under the Guaranty or any other agreement now or hereafter existing between the Agent, Agent and/or any Lender and Grantor.

(b) It is expressly agreed by Grantor that, anything herein to the contrary notwithstanding, Grantor shall remain liable under each of its contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it  thereunder.  Neither Agent nor any Lender shall have any obligation or liability under any contract or license by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by Agent or any Lender of any payment relating to any contract or license pursuant hereto.  Neither Agent nor any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c) Agent may at any time after a Default or an Event of Default has occurred and be continuing (or if any rights of set-off (other than set-offs against an Account arising under the contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), without prior notice to Grantor, notify account debtors, and other Persons obligated on the Collateral that Agent has a Lien therein, and that payments shall be made directly to Agent, for itself and the benefit of Lenders.  Upon the request of Agent, Grantor shall so notify account debtors and other Persons obligated on Collateral.  Once any such notice has been given to any account debtor or other Person obligated on the Collateral, no Grantor shall give any contrary instructions to such account debtor or other Person without Agent’s prior written consent.

(d) Agent may at any time in Agent’s own name or in the name of Grantor communicate with Grantor’s account debtors, parties to Grantor’s contracts and obligors in respect of Grantor’s Instruments to verify with such Persons, to Agent’s satisfaction, the existence, amount and terms of Grantor’s Contracts, Accounts, payment intangibles, Instruments or Chattel Paper.  If a Default or Event of Default shall have occurred and be continuing, Grantor, at its own expense, shall cause the independent certified public accountants then engaged by Grantor to prepare and deliver to Agent and each Lender at any time and from time to time promptly upon Agent’s request the following reports with respect to Grantor: (i) a reconciliation of all Accounts and Contracts ; (ii) an aging of all Accounts and Contracts; (iii) trial balances; and (iv) a test verification of such Accounts and Contracts as Agent may request.  Grantor, at its own expense, shall deliver to Agent the results of each physical verification, if any, which Grantor may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.

16. PATENT, TRADEMARK AND COPYRIGHT COLLATERAL.  Grantor own or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others except for any such conflict of infringement that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There is no pending or, to Grantor’s knowledge, threatened claim against the Intellectual Property with respect to Grantor or any of their Property (including any Intellectual Property).  No Grantor pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, Parent or its Subsidiaries is shown on Schedule 16.

17. INDEMNIFICATION.  GRANTOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party hereto have any obligation hereunder to indemnify or hold harmless an Indemnitee with respect to a claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

18. LIMITATION ON LIENS ON COLLATERAL.  No Grantor will create, permit or suffer to exist, and will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of Agent and Lenders in and to any of Grantor’s rights under the Collateral against the claims and demands of all Persons whomsoever.

19. NOTICE REGARDING COLLATERAL.  Grantor will advise Agent promptly, in reasonable detail, (i) of any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral, and (ii) of the occurrence of any other event which would have a Material Adverse Effect.

20. REMEDIES; RIGHTS UPON DEFAULT.

(a) If any Event of Default shall have occurred and be continuing, Agent may exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Grantor to assemble Collateral, at Grantor’s expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Grantor, Grantor agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its sole discretion, deems advisable.  Grantor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable.  Agent shall have the right to conduct such sales on Grantor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Secured Obligations.

(b) Except as otherwise specifically provided herein, Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

(c) All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Grantor contained in this Agreement or any other the Loan Documents are cumulative and not in derogation or substitution of each other.  In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent, Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

(d) The failure or delay of Agent or any Lender to require strict performance by Grantor with any terms of this Agreement or the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing.  All rights and remedies shall continue in full force and effect until Full Payment of all Secured Obligations.

21. GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY.  Except as is prohibited by an existing and enforceable anti-assignment provision (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity), Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) during the existence of an Event of Default, any or all Intellectual Property of Grantor, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Grantor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

22. LIMITATION ON AGENT’S AND LENDERS’ DUTY IN RESPECT OF COLLATERAL.  Agent and each Lender shall use reasonable care with respect to the

Collateral in its possession or under its control.  None of Agent or any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

23. MISCELLANEOUS.

(a) Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b) Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Guaranty.

(c) Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

(d) Termination of this Agreement.  This Agreement shall terminate only upon the payment in full of all Secured Obligations.

(e) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Grantor, Agent, Lenders, and their respective successors and assigns, except that (a) no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement; and (b) any assignment by a Lender must be made in compliance with Section 13.3 of the Loan Agreement.

(f) Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of such agreement.

(g) Governing Law.

(i) GOVERNING LAW.  THIS AGREEMENT, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

(h) Consent to Forum; Arbitration.

(i) Forum.  GRANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  GRANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against Grantor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

(ii) Arbitration.  Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Secured Obligations or this Agreement, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code).  Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section.  In the event of any inconsistency, the terms of this Section shall control.  If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.  The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California.  The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter.  The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award.  The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator.  The arbitrator shall have the power to award legal fees to the extent provided by this Agreement.  Judgment upon an arbitration award may be entered in any court having jurisdiction.  The arbitrator shall not have the power to commit errors of law or legal reasoning, and any award may be reviewed and vacated or corrected on appeal to a court of competent jurisdiction for any such error.  The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.  No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by real estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence.  At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced.  None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding.  The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.  At Agent’s option, foreclosure of any interest in real estate may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

(i) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23(b).

(j) Section Titles.  Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.

(k) Amendment and Restatement.  This Agreement constitutes an amendment and restatement of the Security Agreement executed by Grantor and Agent dated as of November 4, 2010 (“Existing Security Agreement”).  The execution and delivery of this Agreement are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the obligations under the Existing Security Agreement.  Each of the parties hereto hereby acknowledges and agrees that the grant of the security interests in the Collateral pursuant to this Agreement (unless explicitly agreed to by Agent in writing) is not intended to, nor shall it be construed, as constituting a release of any prior security interests granted by Grantor in favor of Bank of America in or to any Collateral or any other property of Grantor, but is intended to constitute a restatement and reconfirmation of the prior security interests granted by Grantor in favor of Bank of America, N.A. in and to the Collateral.

[Remainder of Page Intentionally Blank]
[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

AMERICA’S CAR-MART, INC.,
a Texas corporation,
as Grantor

By:           /s/ Jeffrey A. Williams
Name:      Jeffrey A. Williams
Title:        Secretary

Amended and Restated Security Agreement (Parent)

BANK OF AMERICA, N.A.,
as Agent

By:           /s/ Carlos Gil
Name:      Carlos Gil
Title:        Vice President

Amended and Restated Security Agreement (Parent)

SCHEDULE 4
To
AMENDED AND RESTATED
SECURITY AGREEMENT
LOCATION OF COLLATERAL

A.           Location of Chief Executive Office

802 S.E. Plaza Ave., Ste. 200
Bentonville, AR  72712

B.           Location of Books and Records

802 S.E. Plaza Ave., Ste. 200
Bentonville, AR  72712

C.           Location of Collateral

802 S.E. Plaza Ave., Ste. 200
Bentonville, AR  72712

D.           Location of all other places of business

None

E.           Location of leased facilities and name of lessor/sublessor

802 S.E. Plaza Ave., Ste. 200
Bentonville, AR  72712

Lessor is Dynamic Development, Inc.

Schedule 4

SCHEDULE 16
To
AMENDED AND RESTATED
SECURITY AGREEMENT

Patents, Trademarks and Copyrights

None

Schedule 16